AMENDMENT
TO
NONQUALIFIED DEFERRED COMPENSATION PLAN
Alaska Air Group, Inc. (the “Company”) originally adopted the Nonqualified Deferred Compensation Plan (the “Plan”), effective January 1, 1998, and the Plan was most recently amended and restated effective November 3, 2023. Capitalized terms used in this Amendment and not otherwise defined will have the meaning given to such terms in the Plan.
WHEREAS, pursuant to Section 12.1(a) of the Plan, the Company has reserved the right amend the Plan from time to time;
NOW THEREFORE, in connection with the Company’s decision to allow employees of Horizon Air Industries, Inc. to participate in the Defined Contribution OSRP Plan, the Company hereby amends the Plan as follows:
1.Section 10.2(b)(ii) of the Plan is amended to read in full as follows (with the text noted in ~~strikethrough~~ below deleted from, and the underlined text below added, to the existing language):
2.(ii)
3.(A)    on and after June 1, 2008, is hired or promoted into a position at a level or with a title that, in accordance with a policy of the Company or an Employer, is eligible to participate in the Defined Contribution OSRP Plan; and
4.(B)    has a position of Vice President or above and is neither eligible for nor accruing benefits under the 1995 OSRP; provided, however, that the only ~~Employee~~ Employees of Horizon Air Industries, Inc. who may be an Eligible Elected Officer ~~is~~ are the President and/or Chief Executive Officer of Horizon Air Industries, Inc. and any other Employees of Horizon Air Industries, Inc. whom the Alaska Air Group Board of Directors Compensation and Leadership Development Committee approves to participate in the Defined Contribution OSRP Plan.
5.Section 10.2(e) of the Plan is amended to read in full as follows (with the underlined text below added to the existing language):
OSRP Eligible Compensation
“OSRP Eligible Compensation” for a Participant for a Plan Year means the sum of:
(i) the gross amount of base recurring salary paid to the Participant during the Plan Year (or, if less, the portion of the Plan Year during which the Participant was an Eligible Elected Officer); provided, however, with respect to any Participant who is an Employee of Horizon Air Industries, Inc., and whose Eligibility Effective Date is June 1, 2025, the gross amount of base recurring salary paid to the Participant for the portion of the 2025 Plan Year that ends on the Eligibility Effective Date will also be included for purposes of the determining the OSRP Employer Contribution for the 2025 Plan Year for each such Participant; plus

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(ii) the gross amount of any short-term annual cash bonus awarded to the Participant, if paid or payable as of a date when the Participant was an Eligible Elected Officer.
The amounts in “(i)” and “(ii)” shall each be the gross dollar amount determined prior to any tax withholding, other deductions or withheld after-tax or pre-tax amounts, or any pre-tax deferrals to any Account in this Plan or any other qualified or nonqualified deferred compensation plan or arrangement.
6.Effective Date. This Amendment shall be effective as of the date of the approval of this Amendment by the Company’s Board of Directors.
7.Ratification. In all other respects, the Plan is reaffirmed and ratified.

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IN WITNESS WHEREOF, the Company has executed this Amendment as of the date set forth below.
Alaska Air Group, Inc.

By:

Name:

Title:

Date:

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